Exhibit 99.1

Daxor Corporation Receives FDA Clearance for New Rapid, Lightweight, Blood Volume Analysis System

Management Expects High Demand Driven by Speed, Simplicity, and Clinical Precision

Oak Ridge, TN — August 7, 2025 – Daxor Corporation (NASDAQ: DXR), the global leader in blood volume measurement technology, today announces FDA 510(k) clearance (K251087) for its patent-pending next-generation rapid, compact, hand-held, lab-based Blood Volume Analyzer (BVA). The new Daxor BVA™ device quantifies a patient’s blood volume against patient-specific norms, enabling precise fluid management across a broad spectrum of clinical conditions affecting millions of patients each year.

“For decades, clinicians without access to BVA have been forced to estimate a patient’s blood volume status using indirect, often invasive, or imprecise methods,” said Michael Feldschuh, Daxor’s President and CEO. “This critical knowledge gap has impacted treatment decisions across numerous medical specialties. Daxor’s next generation BVA device changes the game by delivering even faster, precise blood volume data anywhere there is access to a laboratory—from the hospital to the outpatient clinic.”

Volume derangement is a silent crisis driving a multi-billion annual healthcare burden. Conditions such as heart failure (over seven million patients and one million hospitalizations annually), critical care and sepsis (7.4 million admissions), dialysis, surgical blood loss, traumatic injury, and syncope all depend on accurate fluid management.

“Our diagnostic innovation is a game-changer for fluid management,” said John L. Jefferies, MD, MPH, MBA, Daxor’s Chief Medical Officer. “By using the gold standard indicator tracer dilution technique, we can overcome the inaccuracies of traditional clinical assessments, especially in patients with multiple and complex conditions. BVA provides precise, objective data, empowering value-based care through better outcomes and fewer hospitalizations.”

In peer-reviewed studies, blood volume analysis guided care was associated with reduced heart failure one-year mortality by 86%, (p<0.001). It also demonstrated shorter hospital stays, 56% fewer readmissions, and significantly lower healthcare costs. Data from a randomized control trial in the ICU also showed significant benefit with BVA-guided care, lowering mortality by 66% in a cohort of predominantly septic/ARDS patients (p<0.03).

Building upon the success of its predecessor, the Daxor BVA-100™ , this next generation analyzer redefines efficiency enabling far broader use in clinical settings where resources are limited:

● 3x Faster: Provides critical results in one-third the time

● Lightweight: Moves easily between laboratory settings, weighs just 7 lbs.

● Highly Accurate: Delivers laboratory-grade diagnostic precision

The newly FDA-cleared rapid, hand-held, modular, lab-based diagnostic enables physicians in cardiology, nephrology, critical care, hematology, emergency medicine, and primary care to tailor treatment with confidence. By accurately measuring volume status, clinicians can avoid the risks of hypovolemia—including tissue hypoperfusion, acute kidney injury, hypotension, syncope, and organ damage—as well as hypervolemia, which can lead to heart failure decompensation, accelerated disease progression, and further organ damage. This new system was developed under contract with the U.S. Department of Defense, specifically the U.S. Army and the Defense Health Agency.

Research from leading institutions—including Duke University Medical Center, the Cleveland Clinic, the Mayo Clinic, and the U.S. Department of Veterans Affairs—has proven the utility of BVA-guided care. This approach has been shown to reduce mortality, readmissions, and hospital length of stay. With over 75,000 tests shipped and more than 50 years of groundbreaking research, including collaborations with some of leading experts in cardiology care, Daxor is redefining precision diagnostics.

About Daxor Corporation

Daxor Corporation (NASDAQ: DXR) is tackling healthcare’s “multi-billion-dollar silent crisis”, the inability to precisely measure blood volume. This often results in suboptimal care, prolonged hospital stays, and increased readmissions for many high-cost medical conditions like heart failure and those requiring ICU care. With 50 years of experience and innovation, Daxor’s patented, FDA-cleared Blood Volume Analysis (BVA) diagnostic offers unmatched, real-time, precise data via its rapid, hand-held lab-based system. This empowers clinicians to make individualized treatment decisions that significantly improve patient outcomes and deliver substantial efficiencies in value-based healthcare. Daxor is ISO certified and operates a U.S.-based, 20,000-square-foot state-of-the-art manufacturing facility, positioning the company for accelerated market expansion.

For more information, visit www.daxor.com.

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Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro

COO – Head of Capital Markets

COREIR

(561)-479-8566 – Cell

brets@coreir.com | www.coreir.com